TRACTOR SUPPLY COMPANY PROVIDES
FIRST QUARTER 2007 BUSINESS UPDATE
~ Same-Store Sales Increase 8.5%; Raises Fiscal 2007 Outlook ~

Brentwood, Tennessee, April 11, 2007 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today provided a business update for its quarter ended March 31, 2007.

The Company’s sales for the first quarter were $559.8 million and same-store sales increased by 8.5%. The strong sales results were driven primarily by cold weather in January and February, resulting in increased demand for winter-related merchandise, such as insulated outerwear, snow removal and heating products.

The Company anticipates net income for the quarter will be approximately $4.0 million to $5.1 million, or $0.10 to $0.12 per diluted share.

Jim Wright, President and Chief Executive Officer, stated, “We generated stronger than expected sales during the first quarter. Our team executed well at the store level and took advantage of the cold weather opportunity. We were deliberate in our markdown strategy on winter-related merchandise, which produced a solid sell-through, but contributed to a slightly lower overall gross margin compared to last year. Additionally, we continue to drive sales within our apparel and animal health categories, as a result of our enhanced merchandise assortment and improved in-stock positions.”

As a result of its first quarter performance, the Company has updated its fiscal 2007 net sales expectations to a range of $2.7 billion to $2.75 billion from its original outlook of $2.7 billion to $2.74 billion. Same-store sales for the year are expected to increase approximately 3.0% to 4.5%, compared to original expectations of approximately 3.0% to 4.0%.

The Company now expects full year net earnings to range from $2.49 to $2.56 per diluted share compared to its original guidance of $2.45 to $2.52 per diluted share. This estimate includes a shift of $0.05 per diluted share related to pre-opening and marketing expenses from the first quarter into the second quarter, as well as higher distribution costs throughout the remainder of the year.

Mr. Wright concluded, “We are pleased that 2007 has started strongly in what we refer to as our ‘get ready’ quarter. We remain committed to our business plan, our strategic initiatives, and profitably growing the Company.”

The Company plans to release its full first quarter results after the market close on April 25, 2007.

About Tractor Supply Company
At March 31, 2007, Tractor Supply Company operated 698 stores in 37 states and one Canadian province. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, animal and pet products, including everything necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck, trailer and towing products; and (6) work clothing and footwear for the entire family.

Forward Looking Statements:

As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include general economic cycles affecting consumer spending, weather factors, operating factors affecting customer satisfaction, consumer debt levels, inflation, pricing and other competitive factors, the ability to attract, train and retain qualified employees, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the timing and acceptance of new products in the stores, the mix of goods sold, the continued availability of favorable credit sources, capital market conditions in general, the ability to increase sales at existing stores, the ability to retain vendors, reliance on foreign suppliers, management of its information systems and the seasonality of the Company’s business. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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